For Immediate Release

June 1, 2006

Bank of America announces the pricing of AUD $1 billion fixed rate notes

SYDNEY - Bank of America Corporation today announced the pricing of three offerings totaling AUD $1 billion of fixed and floating rate notes for sale in Australia.

The first offering consists of AUD $350 million of 5 year fixed rate notes. These notes will bear interest at the rate of 6.25 percent per annum, payable semi-annually on June 15 and December 15 of each year beginning on December 15, 2006.  These notes will mature on June 15, 2011.

The second offering consists of AUD $400 million of 5 year floating rate notes. These notes will bear interest at a floating rate equal to 3-month BBSW + 17 basis points per annum, payable quarterly on June 15, September 15, December 15 and March 15 of each year beginning on September 15, 2006.  These notes will mature on June 15, 2011.

The third offering consists of AUD $250 million of 10 year floating rate notes. These notes will bear interest at a floating rate equal to 3-month BBSW + 29 basis points per annum, payable quarterly on June 15, September 15, December 15 and March 15 of each year beginning on September 15, 2006.  These notes will mature on June 15, 2016.

Closing is scheduled for June 15, 2006.

The notes will not be and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Ends